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                                                                    EXHIBIT 3.1



DIVISION OF CORPORATIONS
FILED 03:00 PM 06/04/1991
721155148 - 2264857


                          CERTIFICATE OF INCORPORATION
                                       OF
                           VCT ACQUISITIONS II, INC.


1.      The name of the corporation is:
        VCT ACQUISITIONS II, INC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of all classes of stock which the corporation is authorized to issue is Seventy-Five Million (75,000,000) shares of which Fifty Million (50,000,000) shares shall be Preferred Stock of a par value of $.001 amounting in the aggregate to Seventy-Five Thousand Dollars ($75,000.00).

5. The board of directors is authorized to make, alter or repeal the By-Laws of the corporation. Election of directors need not be by written ballot.

6.      The name and mailing address of the incorporator is:

        L.M. Custis
        Corporation Trust Center
        1209 Orange Street
        Wilmington, Delaware
        19801

        I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 4th day of June, 1991.



                                             ----------------------------------
                                             L.M. Custis